UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2022

Cosmos Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54436	27-0611758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd, Suite 4236, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 865-0026

N/A

(Former name or former address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.001 par value	COSM	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

On October 17, 2022, Cosmos Holdings Inc. (“we,” “our,” “us,” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a public offering (the “Offering”), an aggregate of $7,500,000 of securities, consisting of (i) 62,500,000 shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), (ii) pre‑funded Warrant in lieu of shares of Common Stock (the “Pre‑Funded Warrants”), and (iii) warrants to purchase 125,000,000 shares of common stock (the “Common Warrants” and collectively with the Pre‑Funded Warrants, the “Warrants”). Under the terms of the Purchase Agreement, the Company has agreed to sell one share of its Common Stock or a Pre-Funded Warrant and two Common Warrants for each share of Common Stock or Pre-Funded Warrant sold at a unit price of $0.12.  For each Pre-Funded Warrant sold in the Offering, the number of shares of Common Stock offered will be decreased on a one-for-one basis.  The Common Warrants will be exercisable immediately upon the date of issuance and have an exercise price of $0.12 per share, subject to adjustment. One-half of the Common Warrants (“Series B Warrant”) will expire seven (7) years from the date of issuance and one-half of the Common Warrants (“Series A Warrant”) will expire two (2) years from the date of issuance.

A.G.P. / Alliance Global Partners is acting as the sole placement agent (the “Placement Agent”), on a “reasonable best efforts” basis, in connection with the Offering.  The Common Stock and Warrants actually sold and the Common Stock issuable upon the exercise of the Warrants are being offered and sold under the Company’s Registration Statement on Form S‑1, as amended (No. 333‑267505), which was declared effective on October 17, 2022, and the Company’s Registration Statement on Form S-1 (No. 333-267917), which was declared effective on October 18, 2022.

The Purchase Agreement contained customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, the Company agreed to certain restrictions on the issuance and sale of its shares of Common Stock or Common Share Equivalents (as defined in the Purchase Agreement) during the 90-day period following the closing of the Offering.

A holder (together with its affiliates) will not be able to exercise any portion of the Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise. However, upon prior notice from the holder to the Company, a holder may increase or decrease the amount of ownership of outstanding shares of Common Stock up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Securities Exchange Act of 1934, as amended, provided that any increase shall not be effective until 61 days following notice to us.

The Offering is expected to close on or about October 20, 2022. The Company will receive gross proceeds of $7,500,000 in connection with the Offering before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from the Offering primarily for working capital purposes and general corporate purposes, which may include operating expenses, research and development, up to $2,000,000 for payments to existing warrant holders to exchange their warrants for new warrants in connection with this Offering and the balance, if any, for pending and future acquisitions.

Pursuant to a Placement Agency Agreement dated October 17, 2022, the Company engaged A.G.P./Alliance Global Partners as exclusive Placement Agent in connection with the Offering. The Company agreed to pay to the Placement Agent a cash fee of six and one‑half (6.5%) percent of the aggregate purchase price paid in the Offering; provided, that the cash fee will be 3.25% with regards to any purchase price paid by purchasers that were first introduced by the Company to the Placement Agent and that the placement agent does not otherwise have a relationship with as of the date of such introduction.  In addition to such fee, the Company agreed to pay the Placement Agent up to $100,000 for accountable expenses and a one (1%) percent non‑accountable expense allowance.

The foregoing summaries of the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1, 4.2, 4.3 and 10.1, respectively, to this Report on Form 8-K, which are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Number	Description
4.1	Form of Pre‑Funded Warrant
4.2	Form of Series A Common Warrant
4.3	Form of Series B Common Warrant
10.1	Form of Securities Purchase Agreement
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSMOS HOLDINGS INC.

Date: October 18, 2022	By:	/s/ George Terzis
George Terzis
Chief Financial Officer

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